Exhibit 5.1

Burford Capital Limited (the Company) Oak House Hirzel Street St Peter Port Guernsey GY1 2NP	D +44 1481 752312
E bryon.rees@ogier.com

Ref: BPR/MWB/ANT156090.00050

24 April 2024

Dear Sirs

Burford Capital Deferred Compensation Plan

1	Request for opinion
1.1	We have acted as Guernsey legal counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the US Securities and Exchange Commission under the US Securities Act of 1933, as amended, on or about the date hereof. The Form S-8 relates to the Burford Capital Deferred Compensation Plan, effective as of 1 February 2021 (as amended, supplemented or otherwise modified from time to time) (the Deferred Compensation Plan), and a certain number of ordinary shares of no par value in the capital of the Company which may be issued in connection with the Deferred Compensation Plan (each, a Share).
1.2	Unless otherwise defined, capitalised terms shall have the meanings given to them in the Rules (as defined below).
1.3	References herein to a Schedule are references to a schedule to this opinion.
Ogier (Guernsey) LLP Redwood House St Julian's Avenue St Peter Port Guernsey GY1 1WA T +44 1481 721672 F +44 1481 721575 ogier.com	Partners Martyn Baudains Paul Chanter Tim Clipstone Simon Davies Bryan de Verneuil-Smith Gavin Ferguson Matthew Guthrie Alex Horsbrugh-Porter	Christopher Jones Marcus Leese Sandie Lyne Catherine Moore Mathew Newman Bryon Rees Richard Sharp

2	Documents examined
2.1	For the purposes of giving this opinion, we have examined the corporate and other documents listed in Part A of Schedule 1 and conducted the searches referred to in Part B of Schedule 1.
2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.
3	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

4	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

(a)	the Company is validly existing as a non-cellular company limited by shares and in "good standing" under Guernsey law; and
(b)	each Share which is issued in accordance with the Rules (as defined below) will be validly issued, fully paid and "non-assessable" provided that:
(i)	such Share is issued by the directors of the Company in accordance with the memorandum and articles of incorporation of the Company, the Companies (Guernsey) Law, 2008 (as amended) and the Rules (as defined below);
(ii)	(where relevant) any subscription price is paid in full; and
(iii)	the name(s) of the relevant shareholder(s) or their respective nominee(s) are entered into the register of members of the Company in respect of such Share.
5	Limitations and interpretation
5.1	We offer no opinion:
(a)	in relation to the laws of any jurisdiction other than Guernsey (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity or effect of references in the Deferred Compensation Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than Guernsey; or
(b)	except to the extent that this opinion expressly provides otherwise, as to the terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events
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of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.
5.2	This opinion is limited to matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.
5.3	In this opinion:
(a)	Good standing means that as at the date of this opinion, (i) the Company was duly incorporated on 11 September 2009 and is validly existing under Guernsey law; and (ii) a search of the Public Records (as defined below) on the date hereof revealed no evidence of any orders or resolutions for the winding up or dissolution of the Company and no evidence of the appointment of any administrator or liquidator in respect of the Company or any of its assets.
(b)	Non-assessable means, with respect to a Share, that the liability of the registered holder of a Share to the Company is limited to the amount unpaid on that Share.
6	Governing law and reliance
6.1	This opinion is:
(a)	governed by and shall be construed in accordance with Guernsey law;
(b)	limited to the matters expressly stated herein; and
(c)	confined to and given on the basis of the laws and practice in Guernsey at the date hereof.
6.2	All references in this opinion to specific Guernsey legislation shall be to such legislation as amended to the date hereof.
6.3	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8.
6.4	This opinion:
(a)	may be used only in connection with the Form S-8 while the Deferred Compensation Plan is effective; and
(b)	is given for your benefit and, with the exception of disclosure on a non-reliance basis to (i) your professional advisers (acting in that capacity) and (ii) publicly filing on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent.

Yours faithfully

/s/ Ogier (Guernsey) LLP

Ogier (Guernsey) LLP

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Schedule 1

Documents examined

Part A

Corporate and other documents

1	A certificate signed by a director of the Company dated on or about the date hereof (the Director's Certificate) relating to certain questions of fact together with true and complete copies of the documents referred to therein including:
(a)	the rules of the Deferred Compensation Plan, effective as of 1 February 2021, as approved in the minutes of the meeting of the board of directors of the Company (or committees thereof, as applicable) held on 9 February 2021 (the Rules);
(b)	the following amendments to the Rules:
(i)	Amendment no. 1 executed on 11 November 2021;
(ii)	Amendment no. 2 executed on 22 January 2023;
(iii)	Amendment no. 3 executed on 8 February 2023;
(iv)	Amendment no. 4 executed on 31 May 2023;
(v)	Amendment no. 5 executed on 16 June 2023;
(vi)	Amendment no. 6 executed on 29 January 2024;
(vii)	Amendment no. 7 executed on 22 March 2024; and
(c)	the minutes of the meetings of the board of directors of the Company (or committees thereof, as applicable) held on (i) 9 February 2021 in connection with the adoption of the Deferred Compensation Plan and (ii) 22 April 2024 pursuant to which the preparation, execution and filing of the Form S-8 on behalf of the Company were approved.
2	The certificate of incorporation and any certificates of change of name of the Company appearing on the Public Records on the date of this opinion.
3	The memorandum of incorporation of the Company dated 11 September 2009 appearing on the Public Records on the date of this opinion.
4	The articles of incorporation of the Company dated 13 May 2020 appearing on the Public Records on the date of this opinion.
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Part B

Searches

1	The public records of or relating to the Company on file and available for inspection on or visible through the registers maintained by the Registrar of Companies (the Companies Registry) and the office of HM Greffier on the date hereof (the Public Records).
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Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.
2	All copy documents and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.
3	The signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.
4	An annual general meeting of the Company will be duly and validly convened and held at which it will be resolved that the directors of the Company are generally and unconditionally authorised to allot and/or issue Shares without any pre-emption rights applying to the allotment or issue of the Shares (the Authority).
5	A meeting of the Company's board of directors (or a duly authorised committee thereof) will be duly and validly convened and held at which it will be resolved to authorise and issue any Share that has not been so authorised as of the date hereof (a Board Meeting).
6	In resolving that the Company issue a Share pursuant to the relevant resolution(s) in a Board Meeting or previous meeting of the Company's board of directors (or a duly authorised committee thereof):
(a)	each of the directors of the Company was, or will be, acting in good faith with a view to the best interests of the Company and was, or will be, exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and
(b)	the directors of the Company were complying, or will comply, with all relevant Guernsey legal requirements and, in issuing any Share, will comply, and will procure that the Company's registrar complies, with the memorandum and articles of incorporation of the Company and all relevant resolutions of the shareholders of the Company in force at the time of issue of such Share (including the Authority).
7	None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Guernsey. In particular, but without limitation, there are no provisions of the laws of any jurisdiction other than Guernsey, or any judgments, orders or judicial decision in any jurisdiction other than Guernsey, which would render the issue of a Share illegal or ineffective.
8	The Director's Certificate and the documents referred to therein or attached thereto, and any factual statements made therein, are accurate and complete as at the date hereof.
9	The information and documents disclosed by our searches of the Public Records are accurate as at the date hereof and there is no information or document which has been delivered to the Companies Registry or the office of HM Greffier, or which is required by Guernsey law to be delivered, which was not included in the Public Records.
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10	The Company has duly complied, remains compliant and at the time of admission of any Share will comply with all requirements of any relevant stock exchange and any other applicable laws, rules and regulations of any jurisdiction other than Guernsey.

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Schedule 3

Qualifications

1	Information available in public registries in Guernsey is limited and, in particular, there is no publicly available record of charges or other security interests over the shares or assets of Guernsey companies (other than relating to real property situated in Guernsey, ships in respect of which title has been entered on the Registry of British Ships maintained in Guernsey and aircraft, aircraft engines and charges and priority notices related thereto, which have been entered in the Registers maintained in Guernsey pursuant to the Aviation Registry (Guernsey) Law, 2013).
2	The search of the Public Records referred to in this opinion is not conclusively capable of revealing whether or not an order or application has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of any administrator or liquidator in respect of the Company, as notice of these matters might not be filed with the Companies Registry or the office of HM Greffier immediately and, when filed, might not be available or visible immediately. In addition there is no officially approved litigation search which can be conducted. Records of matters which have gone through court depend entirely upon input by Greffe officials, so that there is a time lag which could also lead to an inaccurate report. Further, a search of the Public Records referred to above will not in any event indicate matters in respect of which a summons has been issued, but which has not had a hearing in either the Magistrate's Court or the Royal Court.
3	Where Public Records are available for inspection electronically we have not conducted a physical search of records held and have relied exclusively upon information and documents which were visible via such electronic inspection at the time of inspection.
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